Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

May 20, 2008

American Capital Agency Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Re: American Capital Agency Corp.;

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to American Capital Agency Corp., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 100,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the American Capital Agency Corp. Equity Incentive Plan for the Independent Directors (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, in the form to be filed with the Commission under the Act on the date hereof; (2) the Plan; (3) a specimen certificate representing the Common Stock; (4) the form of Amended and Restated Certificate of Incorporation of the Company; (5) the form of Amended and Restated By-Laws of the Company; (6) the form of Restricted Stock Agreement to be entered into by the Company and each recipient of Plan Shares that are subject to any vesting terms (the “Restricted Stock Agreement”), and (7) certain resolutions of the Board of Directors of the Company (the “Board”) relating to (a) the adoption of the Plan, (b) the reservation of the Plan Shares, (c) the approval of the form of Restricted Stock Agreement, and (d) the filing of the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further assumptions that:

(a) all Plan Shares will be issued in accordance with agreements under which awards of Plan Shares are made pursuant to the Plan (the “Award Agreements”), that such Award Agreements are consistent with the Plan and are duly authorized, validly executed and delivered by the parties thereto;

(b) the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve awards under the Plan and the issuance of the Plan Shares;

(c) the consideration to be received by the Company for each Plan Share to be delivered pursuant to awards to be granted under the Plan shall not be less than the par value of the Common Stock;

(d) prior to the issuance of any Plan Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board authorizing the issuance of such Plan Shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in any applicable Award Agreement); and

(e) the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificates examined by us.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any such other laws on the opinion stated herein.

Based upon the foregoing, we are of the opinion that when the Board, or a duly authorized committee thereof, has taken all necessary corporate action to authorize and approve awards under the Plan and the issuance of the Plan Shares, and when the other assumptions set forth above have been satisfied, the Plan Shares, upon issuance and delivery in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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